Exhibit 5.1

Lonsdale Avenue Law Centre DOUGLAS J. LIVESEY, BA, LLB JOSEPH CUENCA, BA, JD, LLM

#407-1200 Lonsdale Avenue North Vancouver, BC V7M 3H6 Telephone: (604) 980-5089 Facsimile: (604) 980-5079 info@lonsdalelaw.ca

March 10, 2006

China Energy Corporation 6130 Elton Avenue Las Vegas, Nevada 89107 USA

Dear Sirs:

     I have acted as counsel to China Energy Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of 32,495,217 shares of the Company's common stock (the "Registered Shares"), as described below. A registration statement on Form SB-2 has been prepared by the Company to be filed with the Securities and Exchange Commission on or about September 26, 2005 the "Registration Statement"). This opinion shall be filed with the Registration Statement.

     The Registration Statement seeks the registration of the 32,495,217 shares of the Common Stock. The Registered Shares are to be offered to the public by certain shareholders of the Company without the use of any underwriters.

     In connection with rendering this opinion I have examined executed copies of the Registration Statement and all exhibits thereto. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

     Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

     Based upon the foregoing, I am of the opinion that the Registered Shares have each been duly authorized for issuance and sale. I am further of the opinion that and the Registered Shares are validly issued, fully paid and non-assessable.

     I hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as air exhibit to the Registration Statement.

Yours truly,

LONSDALE LAW CENTRE Per:

/s/ Douglas J. Livesey Douglas J. Livesey